Exhibit 99.8

PUBLIC DISCLOSURE FORM

Turkcell Iletisim Hizmetleri A.S./TCELL-23.9.2016

On behalf of Alfa Telecom Turkey Limited

Title	:	Turkcell Iletisim Hizmetleri A.Ş.
Address	:	Aydınevler Mahallesi İnönü Caddesi No: 20 Küçükyalı Ofispark B Blok Maltepe / İSTANBUL
Date	:	September 23, 2016
Subject	:
Disclosure made pursuant to the Capital Markets Law Communique, Series II, No: 15.1 in respect of the arbitration proceedings in London between Alfa Telecom Turkey Limited, the Cukurova Group and Ziraat Bankasi A.S.

To the Chair of Borsa Istanbul AS

The event disclosed	:

Alfa Telecom Turkey Limited (“ATTL”) on the one hand, and Çukurova Finance International Limited (a Cukurova group company, “Cukurova”) and Ziraat Bankası A.S. (“Ziraat”), on the other hand, have been engaged in arbitration before the London Court of International Arbitration.  On July 29, 2016, the tribunal (the “Tribunal”) found for ATTL and rendered an award (the “Award”), which was disclosed on August 1, 2016 in accordance with the Capital Markets Board's Communique Series II, No. 15.1.

On September 19, 2016, the Tribunal issued a memorandum of corrections (the “Memorandum of Corrections”) making certain clarifications and corrections to the Award.  The Memorandum of Corrections corrected typographical and clerical errors, and confirmed that the Tribunal has reserved jurisdiction for the purpose only of dealing with issues that arise on the working out of the relief ordered.  Additionally, the Memorandum of Corrections clarified that (a) Cukurova's right to make an election to buy the shares in Cukurova Telecoms Holdings Limited (“CTH”) held by ATTL or sell its CTH shares originates from the call option granted to it by ATTL on 24 March 2016, (b) the 60-day period by which Cukurova has to make such election runs from the date of the Memorandum of Corrections (and not from the date of the Award), and (c) following its election, Cukurova will have 10 days (and not 14 days) to complete the selected transaction.

The above explanations are in accordance with the principles set forth in the Capital Markets Board's Communique Series II, No. 15.1.  They accurately reflect information received, and they are in accordance with our books and records.  We confirm that we have exercised the necessary efforts to obtain such information, correctly and completely, and that we are responsible for the above disclosure statement.

Respectfully submitted,
Alfa Telecom Turkey Limited

By its Counsel

İhsan Ömür Yarsuvat